Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File Numbers 1-1373, 2-86984, 2-87299, 2-86985, 33-1764, 33-58544, 2-55398, 33-66436, 33-66438, 33-66442, 33-66440, 33-54719, 33-54721, 33-54723, 33-54725, 333-29789, 333-52639, 333-66111, 333-66115, 333-66109, 333-71523, 333-40374, 333-63600, 333-56648, 333-97013, 333-100770, 333-100771, 333-100772, and 333-102124) of Modine Manufacturing Company of our report dated May 30, 2007 relating to the financial statements, financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Milwaukee, Wisconsin
May 29, 2007